Exhibit 5.1

633 Seventeenth Street, Suite 3000, Denver, CO 80202-3622

Telephone:  303.297.2900   Fax:  303 298.0940   www.shermanhoward.com

KATHLEEN A. ODLE

SHERMAN & HOWARD L.L.C.

DIRECT DIAL NUMBER:  (303) 299-8116

E-MAIL:  KODLE@SHERMANHOWARD.COM

January 30, 2015

Starz

8900 Liberty Circle

Englewood, CO  80112

Ladies and Gentlemen:

We are special counsel for Starz (the “Company”) and in that capacity we have assisted the Company in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the registration of certain shares of Series A Common Stock of Starz, $.01 par value per share, that may be purchased pursuant to the Starz 401(k) Savings Plan (the “Plan”).

In connection with the undertaking set forth below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such undertaking.  On the basis of such inquiries or examinations, we hereby confirm the following:

1.              The Plan is a 401(k) defined contribution plan maintained by the Company.  The Company has adopted a volume submitter defined contribution plan sponsored by Fidelity Management & Research Company (“Fidelity”) for purposes of maintaining the Plan. The Internal Revenue Service has issued a favorable opinion letter, dated March 31, 2014, to Fidelity with respect to the compliance of the form of the volume submitter defined contribution plan under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”).  Under Section 9 of Internal Revenue Service Revenue Procedure 2011-49, the Company can rely on the opinion letter issued to Fidelity as the equivalent of a favorable determination letter.  A copy of the opinion letter issued to Fidelity is supplied in lieu of a favorable determination letter.

2.              The Company has been assured by Fidelity that any future amendments to the form of the volume submitter defined contribution plan will be submitted by Fidelity to the Internal Revenue Service in a timely manner, and all amendments required by the Internal Revenue Service in order to maintain the compliance of the form of the volume submitter defined contribution plan with Section 401 of the Code will be made in a timely manner by Fidelity.

We consent to the filing of this undertaking as an exhibit to the Registration Statement referred to above.

Very truly yours,

Sherman & Howard L.L.C.

/s/ Kathleen A. Odle
Kathleen A. Odle

KAO:ac